Exhibit 99.1

Chase Corporation

26 Summer Street, Bridgewater, MA 02324

TEL: (508) 279-1789 – FAX: (508) 697-6419

www.chasecorp.com

Amex: CCF

FOR IMMEDIATE RELEASE

CHASE CORPORATION REPORTS REVENUE GROWTH OF 24% AND AN
INCREASE IN INCOME BEFORE NON-RECURRING CHARGES OF 15% FOR
THE FIRST QUARTER OF FISCAL YEAR 2004

Bridgewater, MA – January 7, 2004 – Chase Corporation (ASE: CCF) (“the Company”) today reported revenues of $22,288,000 for the three months ended November 30, 2003 compared with $17,977,000 for the same period last year.  Income before loss on minority interest and impairment of goodwill was $1,505,000 or $0.35 per diluted share for the three months ended November 30, 2003 compared to $1,307,000 or $0.32 per diluted share in the prior year period.  Net Income for the quarter was $413,000 compared to $1,242,000 in the prior year period.

The goodwill impairment charge of $579,000 was a result of the Company’s recent sale of its Sunburst Electronics Manufacturing Solutions, Inc. subsidiary (“Sunburst”) (See December 12, 2003 press release.) Goodwill related to Sunburst, having a book value of $1,412,000, was written down to its fair value of $833,000, which was realized upon the December 10, 2003 sale of Sunburst. Additionally, the Company has determined that the fair value of its unconsolidated joint venture is less than the book value, thus requiring an impairment charge of approximately $513,000 in the first quarter of fiscal 2004.  These non-recurring impairment charges had no impact on operating cash flow and will not impact fiscal 2004 dividends, which will be based on income before loss on minority interest and impairment of goodwill.

	For the Three Months Ended November 30,
	2003	2002

Revenues	$22,288,000	$17,977,000

Income before loss on minority interest and impairment of goodwill	1,505,000	1,307,000

Net Income	413,000	1,242,000

Income before loss on minority interest and impairment of goodwill per share:
Basic	$0.37	$0.32
Diluted	$0.35	$0.32
Net Income per share:
Basic	$0.10	$0.31
Diluted	$0.10	$0.30
Weighted average common shares outstanding:
Basic	4,047,473	4,047,317
Diluted	4,348,184	4,140,899

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides “safe harbor” for such forward-looking statements.

Chase Corporation is a diversified, advanced manufacturing company providing a wide-variety of high quality products and services to the specialty chemical, converting and electronic manufacturing industries.  The Company’s stock is traded on the American Stock Exchange (ASE:CCF).

For further information contact Paula Myers – Shareholder and Investor Relations Department (508) 279-1789 Ext 219.